Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

Jchastain@he-equipment.com

H&E Equipment Services Reports Second Quarter 2021 Results

BATON ROUGE, Louisiana -- (August 3, 2021) -- H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2021, reporting strong year-over-year performance as activity in the rental equipment industry displays further improvement.

SECOND QUARTER 2021 SUMMARY

•	Revenues increased 13.4% to $315.8 million versus $278.3 million a year ago.
•	Net income was $15.8 million compared to $8.8 million a year ago. The effective income tax rate was 27.5% in the second quarter of 2021 and 26.9% in the second quarter of 2020.
•	Adjusted EBITDA increased 7.4% to $102.3 million in the second quarter of 2021 compared to $95.3 million a year ago, yielding a margin of 32.4% of revenues compared to 34.2% a year ago.
•

Total equipment rental revenues for the second quarter of 2021 were $179.0 million, an increase of $23.2 million, or 14.9%, compared to $155.8 million a year ago. Rental revenues for the second quarter of 2021 were $160.3 million, an increase of approximately $19.5 million, or 13.9%, compared to $140.8 million in the second quarter of 2020.

•	New equipment sales increased 13.6% to $49.9 million in the second quarter of 2021 compared to $43.9 million a year ago.
•	Used equipment sales increased 21.6% to $41.4 million in the second quarter of 2021 compared to $34.0 million a year ago.
•	Gross margin was 35.3% compared to 33.1% a year ago.
•	Total equipment rental gross margins were 41.3% in the second quarter of 2021 compared to 38.0% a year ago. Rental gross margins were 46.1% in the second quarter of 2021 compared to 41.5% a year ago.
•

Average time utilization (based on original equipment cost) was 68.3% compared to 59.5% a year ago.  The size of the Company’s rental fleet based on original acquisition cost decreased 2.2% from a year ago, to $1.8 billion. On a sequential basis, the rental fleet grew 5.4% when compared to the first quarter of 2021.

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H&E Equipment Services Reports Second Quarter 2021 Results

August 3, 2021

•	Average rental rates declined 0.3% compared to a year ago and improved 1.0% when compared to the first quarter of 2021.
•	Dollar utilization was 35.2% in the second quarter of 2021 compared to 29.6% a year ago.
•	Average rental fleet age on June 30, 2021, was 39.7 months compared to an industry average age of 52.1 months.
•	Announced the pending sale of the crane business for $130 million in cash.
•	Paid regular quarterly cash dividend of $0.275 per share of common stock.

Addressing the strong financial results for the second quarter of 2021, Brad Barber, Chief Executive Officer of H&E Equipment Services, Inc., stated, “Physical utilization of 68.3% was 880 basis points ahead of the same quarter in 2020, when worsening economic conditions caused by the onset of the COVID-19 global pandemic drove the metric to its lowest level since 2010. On a sequential basis, our second quarter utilization exceeded the first quarter result by 480 basis points at a time when we grew our fleet by more than 5%. The rising demand from customers led to a 1% improvement in second quarter rental rates when compared to the preceding quarter, representing the first sequential quarterly improvement since late-2019. With improving utilization, rising rental rates and fleet growth, we are increasingly encouraged by the prospects for our industry as we enter the second half of 2021.”

Mr. Barber elaborated on the improving industry outlook, noting, “Customer inquiries addressing current equipment needs remain strong and we expect the elevated demand to persist for the foreseeable future. Key industry indices, which in some cases are near record levels, point to a continuation of project expansion into 2022, especially in the non-residential construction market. Physical utilization of our fleet remains on a favorable trend, closing August 1, 2021 at 71.9%, reflecting the increasing demand for our young rental fleet.”

Providing a final comment on the Company’s success with strategic initiatives, Mr. Barber said, “Our recent disclosure regarding the pending sale of our crane business represents a transformative event for H&E. Following the close of the transaction, expected during the fourth quarter of 2021, we expect to fortify our position in the rental equipment business and in turn benefit from a more stable revenue base and margin appreciation while positioning the Company to capture incremental opportunities resulting from the highly favorable industry trends. In addition, proceeds from the sale are expected to be utilized in numerous ways, including further growth in our rental fleet, expansion of branch operations and other strategic growth initiatives that should advantageously position H&E for the expected industry expansion. Further steps have been taken in support of our transition to a pure-play equipment rental business. Recently, we reached an agreement to sell two earthmoving distribution branches in Arkansas and plan to start a new rental-only branch in the Greater Little Rock market.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2021:

Revenue

Total revenues increased 13.4% to $315.8 million in the second quarter of 2021 from $278.3 million in the second quarter of 2020.  Total equipment rental revenues increased 14.9% to $179.0 million compared to $155.8 million in the second quarter of 2020. Rental revenues increased 13.9% to $160.3 million compared to $140.8 million in the second quarter of 2020.  New equipment sales increased 13.6% to $49.9 million compared to $43.9 million a year ago.  Used equipment sales increased 21.6% to $41.4 million compared to $34.0 million a year ago.  Parts sales increased 4.6% to $27.4 million compared to $26.2 million a year ago.  Service revenues decreased 4.3% to $15.0 million compared to $15.7 million a year ago.

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H&E Equipment Services Reports Second Quarter 2021 Results

August 3, 2021

Gross Profit

Gross profit increased 21.0% to $111.4 million from $92.1 million in the second quarter of 2020.  Gross margin was 35.3% for the second quarter of 2021, as compared to 33.1% for the second quarter of 2020. On a segment basis, gross margin on total equipment rentals was 41.3% in the second quarter of 2021 compared to 38.0% in the second quarter of 2020.  Rental margins were 46.1% in the second quarter of 2021 compared to 41.5% for the second quarter of 2020.  On average, rental rates in the second quarter of 2021 were 0.3% lower than rental rates in the second quarter of 2020.  Time utilization (based on original equipment cost) was 68.3% in the second quarter of 2021 compared to 59.5% in the second quarter of 2020. Gross margins on new equipment sales were 11.5% in the second quarter of 2021 compared to 10.7% in the second quarter of 2020.  Gross margins on used equipment sales were 34.7% compared to 31.6% in the second quarter of 2020.  Gross margins on parts sales were 25.8% in the second quarter of 2021 compared to 26.2% in the second quarter of 2020.  Gross margins on service revenues were 68.0% for the second quarter of 2021 compared to 67.0% in the second quarter of 2020.

Rental Fleet

At the end of the second quarter of 2021, the original acquisition cost of the Company’s rental fleet was $1.8 billion, which represented a 2.2%, or $40.7 million, decrease from the end of the second quarter of 2020.  Dollar utilization for the second quarter of 2021 was 35.2% compared to 29.6% for the second quarter of 2020.

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2021 were $77.0 million compared with $67.9 million in the comparable quarter in 2020, a $9.1 million, or 13.5% increase.  SG&A expenses in the second quarter of 2021 as a percentage of total revenues were 24.4%, unchanged from the second quarter in 2020.  Employee salaries, wages, payroll taxes and related employee benefits, and other employee related expenses increased $9.0 million. Also, facilities and promotion expenses increased $0.9 million and $0.6 million, respectively, due in part to an increase in the Company’s total branch count. Partially offsetting these increases were a $1.1 million decrease in liability insurance and a $0.9 million decrease in bad debt expense. Approximately $3.2 million of SG&A expenses were attributable to warm start branches opened since January 1, 2021.

Income from Operations

Income from operations for the second quarter of 2021 was $34.4 million, or 10.9% of revenues, compared to $27.0 million, or 9.7% of revenues, for the second quarter of 2020.

Interest Expense

Interest expense was $13.4 million for the second quarter of 2021 compared to $15.6 million for the second quarter of 2020.

Net Income

Net income was $15.8 million, or $0.43 per diluted share, in the second quarter of 2021 compared to net income of $8.8 million, or $0.24 per diluted share, in the second quarter of 2020.  The effective income tax rate was 27.5% in the second quarter of 2021 compared to 26.9% in the second quarter of 2020.

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H&E Equipment Services Reports Second Quarter 2021 Results

August 3, 2021

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income, Adjusted Net Income per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below.  Please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission filed on August 3, 2021, for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter 2021 results today, August 3, 2021 at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 877-317-6789 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 1:00 p.m. (Eastern Time) on August 3, 2021, and will continue through August 10, 2021, by dialing 877-344-7529 and entering the confirmation code 10158067.

A live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on August 3, 2021, beginning at 10:00 a.m. (Eastern Time) and will remain available for 30 days.  Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 106 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions.  The Company is focused on heavy construction and industrial equipment, and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) material handling equipment.  By providing equipment rental, sales, on site parts, repair services, and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs.  This full-service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal, and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19); (4) trends in oil and natural gas could adversely affect the demand for our services

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H&E Equipment Services Reports Second Quarter 2021 Results

August 3, 2021

and products; (5) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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H&E Equipment Services Reports Second Quarter 2021 Results

August 3, 2021

H&E EQUIPMENT SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Revenues:
Equipment rentals	$179,037	$155,794	$335,261	$330,313
New equipment sales	49,919	43,947	87,664	74,820
Used equipment sales	41,358	34,013	83,124	65,231
Parts sales	27,424	26,220	53,036	55,989
Service revenues	14,977	15,657	29,487	32,479
Other	3,048	2,705	5,636	5,426
Total revenues	315,763	278,336	594,208	564,258

Cost of revenues:
Equipment rentals
Rental depreciation	58,337	59,156	113,686	119,142
Rental expense	28,081	23,264	53,769	48,833
Rental other	18,731	14,226	35,454	31,031
	105,149	96,646	202,909	199,006
New equipment sales	44,176	39,259	77,618	66,685
Used equipment sales	27,008	23,282	55,373	43,720
Parts sales	20,356	19,352	39,103	41,255
Service revenues	4,789	5,173	9,486	10,713
Other	2,920	2,554	5,351	5,326
Total cost of revenues	204,398	186,266	389,840	366,705

Gross Profit	111,365	92,070	204,368	197,553

Selling, general, and administrative expenses	77,006	67,861	150,959	147,485
Merger and other	680	118	1,417	158
Gain on sales of property and equipment, net	(680)	(2,894)	(834)	(7,158)
Impairment of goodwill	-	-	-	61,994

Income (Loss) from Operations	34,359	26,985	52,826	(4,926)

Interest expense	(13,425)	(15,572)	(26,868)	(31,602)
Other income, net	808	642	1,475	1,272
Income (loss) before provision (benefit) for income taxes	21,742	12,055	27,433	(35,256)
Provision (benefit) for income taxes	5,976	3,240	7,516	(7,103)

Net Income (Loss)	$15,766	$8,815	$19,917	$(28,153)

NET INCOME (LOSS) PER SHARE:
Basic – Net income (loss) per share	$0.44	$0.24	$0.55	$(0.78)
Basic – Weighted average number of common shares outstanding	36,216	36,031	36,200	35,998
Diluted – Net income (loss) per share	$0.43	$0.24	$0.55	$(0.78)
Diluted – Weighted average number of common shares outstanding	36,437	36,107	36,412	35,998
Dividends declared per common share	$0.275	$0.275	$0.55	$0.55

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H&E Equipment Services Reports Second Quarter 2021 Results

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H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2021	2020
Cash	$202,487	$310,882
Rental equipment, net	1,112,959	1,028,745
Total assets	2,015,891	1,980,484
Total debt (1)	1,250,177	1,250,305
Total liabilities	1,775,429	1,742,251
Stockholders’ equity	240,462	238,233
Total liabilities and stockholders’ equity	$2,015,891	$1,980,484

(1)	Total debt consists of the aggregate amounts on the senior unsecured notes and finance lease obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Six Months Ended June 30,
	2020		2020
	As Reported	Adjustment	As Adjusted

Gross profit	$ 197,553	$ –	$ 197,553
Selling, general and administrative expenses	147,485	–	147,485
Impairment of goodwill	61,994	(61,994)	–
Gain on sale of property and equipment, net	(7,158)	–	(7,158)
Merger and other	158	–	158
Income (loss) from operations	(4,926)	61,994	57,068
Interest expense	(31,602)	–	(31,602)
Other income, net	1,272	–	1,272
Income (loss) before provision (benefit) for income taxes	(35,256)	61,994	26,738
Provision (benefit) for income taxes	(7,103)	12,929	5,826
Net income (loss)	$ (28,153)	$ 49,065	$ 20,912

	Six Months Ended June 30,
	2020		2020
	As Reported	Adjustment	As Adjusted

NET INCOME (LOSS) PER SHARE (1)
Basic – Net income (loss) per share	$ (0.78)	$ 1.36	$ 0.58
Basic – Weighted average number of common shares outstanding
	35,998	35,998	35,998
Diluted – Net income (loss) per share	$ (0.78)	$ 1.36	$ 0.58
Diluted – Weighted average number of common shares outstanding
	35,998	35,998	35,998

(1)	Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

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H&E Equipment Services Reports Second Quarter 2021 Results

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H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Net Income (loss)	$15,766	$8,815	$19,917	$(28,153)
Interest Expense	13,425	15,572	26,868	31,602
Provision (benefit) for income taxes	5,976	3,240	7,516	(7,103)
Depreciation	65,474	66,568	127,768	133,992
Amortization of intangibles	992	992	1,985	2,002

EBITDA	$101,633	$95,187	$184,054	$132,340

Merger and other	680	118	1,417	158
Impairment of goodwill	-	-	-	61,994

Adjusted EBITDA	$102,313	$95,305	$185,471	$194,492

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H&E Equipment Services Reports Second Quarter 2021 Results

August 3, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
RENTAL REVENUES
Equipment rentals (1)	$160,299	$140,776	$300,240	$299,394
Rentals other	18,738	15,018	35,021	30,919
Total equipment rentals	179,037	155,794	335,261	330,313

RENTAL COST OF SALES
Rental depreciation	58,337	59,156	113,686	119,142
Rental expense	28,081	23,264	53,769	48,833
Rental other	18,731	14,226	35,454	31,031
Total rental cost of sales	105,149	96,646	202,909	199,006

RENTAL REVENUES GROSS PROFIT (LOSS)
Equipment rentals	73,881	58,356	132,785	131,419
Rentals other	7	792	(433)	(112)
Total rental revenues gross profit	$73,888	$59,148	$132,352	$131,307

RENTAL REVENUES GROSS MARGIN
Equipment rentals	46.1%	41.5%	44.2%	43.9%
Rentals other	0.0%	5.3%	-1.2%	-0.4%
Total rental revenues gross margin	41.3%	38.0%	39.5%	39.8%

(1)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

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